Exhibit 10.3

STOCK PURCHASE AGREEMENT

between

LIMONEIRA COMPANY

and

CALAVO GROWERS, INC.

June 1, 2005

i

STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of June 1, 2005, by and between LIMONEIRA COMPANY, a Delaware corporation (“Limco”), and CALAVO GROWERS, INC., a California corporation (“Calavo”).

RECITALS

     A. Limco is engaged primarily in the business of growing and marketing avocados, citrus fruits and other specialty crops.

     B. Calavo is engaged in the business of marketing fresh avocados and processed avocado products throughout the U.S.A.

     C. Limco and Calavo desire to form a strategic alliance by each purchasing shares of common stock of the other as provided herein and by carrying out the further transactions and activities provided for herein.

AGREEMENT

     NOW, THEREFORE, as the parties agree as follows:

ARTICLE 1

DEFINITIONS

     In addition to the meanings ascribed to certain terms elsewhere in this Agreement, for purposes of this Agreement:

     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under Securities Exchange Act.

     “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     “Calavo Shares” shall mean the 1,000,000 shares of newly-issued common stock, $.001 par value per share, of Calavo to be purchased by Limco as provided in Article 3 hereof.

     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means any information concerning the business and affairs of either party not already generally available to the public.

     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

     “Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollutions or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means each entity which is treated as a single employer with Limco or Calavo for purposes of Code §414.

     “Fiduciary” has the meaning set forth in ERISA §3(21).

     “Financial Statements” has the meaning set forth in Sections 10.7 and 11.7 below.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time.

     “Initial Closing” has the meaning set forth in Article 9 below.

     “Initial Closing Date” has the meaning set forth in Article 9 below.

     “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including software and source codes, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all web domain names and websites and all registrations and applications associated therewith, and all its derivatives, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

     “Knowledge” means actual knowledge after reasonable inquiry of internal personnel deemed appropriate by the Party making the inquiry.

     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Limco or Calavo.

     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Limco or Calavo holds any Leased Real Property.

     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     “Limco Shares” means the 172,857shares of newly issued common stock, $.01 par value per share, of Limco to be purchased by Calavo as provided in Article 2 hereof.

     “Material Adverse Change or Condition” means any occurrence or condition or series of related occurrences or conditions not disclosed in the Financial Statements or Most Recent Financial Statements of either party or, in the case of Calavo, Calavo’s Securities Exchange Act reports that would individually or cumulatively reduce by Five Hundred Thousand Dollars ($500,000) or more the results of operations, financial condition or value of the assets, or properties of either party.

     “Mission” means Mission Produce, Inc., a California corporation.

     “Mission Closing” has the meaning set forth in Article 9 below.

     “Mission Shares” means the 547,452 shares of common stock of Mission which Limco has the right to put to Calavo as provided in Article 4 hereof, if Limco does not sell them to Mission.

     “Most Recent Financial Statements” has the meaning set for in Sections 10.7 and 11.7 below.

     “Most Recent Fiscal Month End” has the meaning set forth in Sections 10.7 and 11.7 below.

     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Party” means either Limco or Calavo as the case may be.

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means any individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     “Subsidiary” means (i) any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or (ii) any limited liability company with respect to which a person owns a majority of the voting power and/or interest in profits and losses.

     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claims for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 2

PURCHASE AND SALE OF LIMCO SHARES

     Limco agrees to sell and Calavo agrees to purchase the Limco Shares, free and clear of all liens, encumbrances or claims of others, for the cash purchase price of $23,450,000. Such purchase price shall be paid by Calavo at the Initial Closing by means of a wire transfer of immediately available funds to an account designated by Limco.

ARTICLE 3

PURCHASE AND SALE OF CALAVO SHARES

     Calavo agrees to sell and Limco agrees to purchase the Calavo Shares, free and clear of all liens, encumbrances or claims of others, for the purchase price of $10,000,000. Such purchase price shall be paid by Limco at the Initial Closing by means of a wire transfer of immediately available funds to an account designated by Calavo.

ARTICLE 4

PURCHASE AND SALE OF MISSION SHARES

     Calavo and Limco acknowledge and agree that the Mission Shares are subject to certain rights of first refusal set forth in a Shareholder Agreement dated June 5, 1990 and may not be sold unless both the issuer, Mission and its shareholders waive or fail to exercise their respective rights of first refusal and the merger or other business combination transaction have not been agreed to by Calavo and Mission. Mission has entered into an agreement to repurchase the Mission Shares from Limco on or before June 15, 2005. In the event that Mission fails to repurchase the Mission Shares and subject to the condition that the rights of first refusal with respect to the Mission Shares are either waived or not exercised in a timely fashion, and subject to the terms and conditions of Section 9.4, Limco agrees to sell and Calavo agrees to purchase the Mission Shares, free and clear of all liens, encumbrances or claims of others, for a cash purchase price of $5,474,520. Such purchase price shall be paid by Calavo to Limco at the Mission Closing by means of a wire transfer of immediately available funds to an account designated by Limco. Limco represents and warrants to Calavo that (i) Limco owns the Mission Shares free and clear of all liens, security interests and other encumbrances, and has the right to sell the Mission Shares to Calavo on the terms described in this Agreement, subject to the rights of first refusal set forth in the Shareholder Agreement dated June 5, 1990, and (ii) to Limco’s knowledge, the Mission Shares constitute 20.7% of the outstanding capital stock of Mission Produce, Inc.

ARTICLE 5

OFFICE LEASE

     On or before the Initial Closing Date, Limco and Calavo shall execute and deliver to each other a Lease Agreement in the form of that attached hereto as Exhibit 5 hereof, pursuant to which Calavo agrees to lease from Limco approximately 9,490 square feet of office space in Limco’s Ranch Headquarters for a period of ten years at an initial annual gross rental of $207,226.

ARTICLE 6

FRUIT COMMITMENT AGREEMENT

     At the Initial Closing, Limco and Calavo shall execute and deliver to each other a letter agreement, to be in form and substance reasonably satisfactory to each Party, regarding the marketing of Limco’s avocados by Calavo.

ARTICLE 7

JOINT DEVELOPMENT OF PACKING HOUSE

     Following the Initial Closing, Limco and Calavo shall use their good faith reasonable efforts to maximize avocado packing efficiencies for both parties by consolidating their fruit packing operations. Possible opportunities to be considered will include:

(1)	Cross dock and storage arrangement in Limco’s existing facilities

(2)	Investment in Limco’s existing vacant orange packing house

(3)	Investment in an addition to Limco’s existing lemon packing facility

(4)	Investment in a new consolidated facility for both parties at Limco
     Any such joint investment that is agreed to by Calavo and Limco shall provide a reasonable rate of return to the party or parties providing land equipment and/or capital.

ARTICLE 8

STANDSTILL AGREEMENTS

     Calavo, together with its executive officers and directors (collectively “Calavo Affiliates”), shall execute and deliver at the Initial Closing, one or more counterparts of a “Standstill Agreement” in the form of Exhibit 8A hereof, pursuant to which (i) Calavo agrees that it will not, without the prior written approval of Limco’s Board of Directors, purchase or enter into any transaction whereby Calavo will acquire cumulatively twelve and six tenths percent (12.6%) of the capital stock of Limco in addition to the Limco Shares being acquired hereunder and (ii) Calavo and the Calavo Affiliates agree that they will not, individually or collectively, themselves or together with any third party or parties form a “group” as defined in the Securities Exchange Act for the purpose of acquiring voting control and/or beneficial ownership of a majority of Limco’s capital stock. Limco, together with its executive officers and directors (collectively “Limco Affiliates”), shall execute and deliver at the Initial Closing, one or more counterparts of a “Standstill Agreement” in the form of Exhibit 8B hereof, pursuant to which (i) Limco agrees that it will not, without the prior written approval of Calavo’s Board of Directors, purchase or enter into any transaction whereby Limco will acquire cumulatively twelve and six tenths percent (12.6%) of the capital stock of

Calavo in addition to the Calavo Shares being acquired hereunder and (ii) Limco and the Limco Affiliates agree that they will not, individually or collectively, themselves or together with any third party or parties form a “group” as defined in the Securities Exchange Act for the purpose of acquiring voting control and/or beneficial ownership of a majority of Calavo’s capital stock.

ARTICLE 9

THE INITIAL CLOSING AND THE MISSION CLOSING

     9.1 Initial Closing and Initial Closing Date. Subject to the conditions to closing set forth herein, the consummation of the transactions contemplated by this Agreement (other than the sale of the Mission Shares) shall be effected at a closing (the “Initial Closing”) at 10:00 a.m., Pacific Daylight Savings Time, on a date, agreed to by Calavo and Limco that is not more than 5 days following the satisfaction or waiver of the Initial Closing conditions described in Articles 14 and 15. The Initial Closing shall take place at the Ranch Headquarters of Limco at 1141 Cummings Road, Santa Paula, California 93060. The Initial Closing may also take place at such other time and place as Limco and Calavo may mutually agree. All transactions effected at the Initial Closing, unless otherwise specifically agreed in writing, shall be effective on and as of the Initial Closing Date.

     9.2 Deliveries by Limco at the Initial Closing. At the Initial Closing, Limco shall deliver to Calavo:

          (a) Limco Shares. The purchase price for the Calavo Shares and one or more certificates evidencing the Limco Shares duly executed and issued in the name of Calavo; together with a completed and signed form of Notice of Transaction Pursuant to Corporations Code Section 25102(f). The Limco Shares will be “restricted securities” under federal and state securities laws and will be issued with a legend restricting any form of transfer for a period of one year from issuance and thereafter only pursuant to an exemption from registration and an opinion of counsel reasonably acceptable to Limco that an exemption from registration is available with respect to the proposed transfer. Such legend shall also reference Limco’s right of first refusal provided for in Article 16 hereof.

          (b) Office Lease. A duly executed counterpart of the Office Lease in the form of Exhibit 5 hereof.

          (c) Avocado Marketing Letter Agreement. A duly executed counterpart of the avocado marketing letter agreement referred to in Article 6.

          (d) Certificates. A copy of the resolutions adopted by Limco’s Board of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of Limco; a certificate of incumbency of Limco in form and substance reasonably satisfactory to Calavo or its counsel; and the Certificate of the Chief Executive Officer of Limco described in Section 15.7.

          (e) Certificate of Public Official. A certificate, dated not more than five (5) days prior to the Initial Closing Date, of the Secretary of the State of Delaware certifying that Limco is a corporation in good standing as a domestic corporation and has paid all corporation taxes payable in that jurisdiction.

          (f) Standstill Agreements. Duly executed counterparts of the two Standstill Agreements in the form of Exhibits 8A and 8B hereof, executed by the Persons described in Articles 8 above.

          (g) Other Documents. The Certificate of Incorporation and Bylaws of Limco, as amended to date, and all other documents and instruments which, in the reasonable opinion of Calavo or its counsel, will be necessary to effectuate the terms and conditions of this Agreement, the obligations of Limco hereunder, and the consummation of the transaction contemplated hereby.

     9.3 Deliveries by Calavo at the Initial Closing. At the Initial Closing, Calavo shall deliver to Limco:

          (a) Purchase Price. The purchase price for the Limco Shares.

          (b) Calavo Shares. One or more certificates, evidencing the Calavo Shares, duly executed and issued in the name of Limco, together with a completed and signed Form D. The Calavo shares will be “restricted securities” under federal and state securities laws and will be issued with a legend restricting any form of transfer for a period of one year from issuance and thereafter only pursuant to an exemption from registration and an opinion of counsel, reasonably acceptable to Calavo that an exemption from registration is available with respect to the proposed transactions. Such legend shall also reference Calavo’s right of first refusal provided in Article 16 hereof.

          (c) Office Lease. A duly executed counterpart of the Office Lease in the form of Exhibit 5 hereof.

          (d) Avocado Marketing Letter Agreement. A duly executed counterpart of the avocado marketing letter agreement referred to in Article 6.

          (e) Standstill Agreements. Duly executed counterparts of the two Standstill Agreements in the form of Exhibits 8A and 8B hereof, executed by the Persons described in Article 8 above.

          (f) Certificates. A copy of the resolutions adopted by Calavo’s Board of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of Calavo; a certificate of incumbency of Calavo in form and substance reasonably satisfactory to Limco or its counsel; and the Certificate of the Chief Executive Officer of Calavo described in Section 14.7.

          (g) Certificate of Public Official. A Certificate, dated not more than five (5) days prior to the Initial Closing Date, of the California Secretary of State certifying that Calavo is in good standing as a domestic corporation of that state and has paid all corporation taxes payable in that state.

          (h) Other Documents. The Articles of Incorporation and Bylaws of Calavo, as amended to date, and any and all other documents and instruments which, in the reasonable opinion of counsel to Limco, will be necessary to effectuate the terms and conditions of this Agreement and the obligations of Calavo hereunder.

     9.4 Mission Closing and Mission Closing Date. Calavo and Mission may reopen their negotiations regarding a possible acquisition of Mission by Calavo or other business combination transaction between those two entities. In order to facilitate such potential negotiations, Limco and Calavo have agreed that if Mission fails to repurchase the Mission Shares from Limco, Calavo and Limco may postpone the sale of the Mission Shares by Limco to Calavo for a limited period of time. Accordingly, Limco may, in its sole discretion, postpone the closing for the purchase and sale of the Mission Shares (the “Mission Closing”) to a date not later than 180 days following the Initial Closing Date designated by Limco to Calavo in writing not less than 75 days in advance (the “Mission Closing Date”). In the event that Calavo and Mission enter into a binding agreement prior to the Mission Closing Date for a merger or other business combination of such entities and/or their affiliates, either prior or subsequent to Limco’s designation of the Mission Closing Date, Limco may, at its sole election, either proceed with the Mission Closing on the sale of the Mission Shares to Calavo for a cash purchase price of $5,474,520 or dispose of the Mission Shares through the merger or other business combination of Calavo and Mission. At the Mission Closing, (i) Limco shall deliver to Calavo one or more certificates representing the Mission Shares, duly endorsed or accompanied by executed instruments of transfer sufficient to transfer title to the Mission Shares to Calavo beneficially and of record and free and clear of all liens and encumbrances other than the obligations thereafter imposed upon Calavo by the Shareholder Agreement dated June 5, 1990, and (ii) Calavo shall deliver to Limoniera the purchase price for the Mission Shares in the amount of $5,474,520, by wire transfer to an account designated by Limco.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF LIMCO

     Limco makes the following representations and warranties to Calavo, subject to and qualified by any fact or facts disclosed in the Schedules that are provided to Calavo as required in this Agreement. Disclosure of an item in a Schedule corresponding to a particular Section in this Agreement shall, should the existence of the item or its contents be relevant to any other Section, be deemed to be disclosed in that other Section whether or not an explicit cross-reference appears as long as it is reasonably apparent that such disclosure applies to any such other Section.

     10.1 Organization and Qualification of Limco. Limco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The copies of the Certificate of Incorporation, as amended to date, certified by the Delaware Secretary of state, and of the Bylaws of Limco, certified by the Secretary of Limco to be delivered to Calavo at the Initial Closing, will be complete and correct as of the Initial Closing Date.

     10.2 Capitalization of Limco and Subsidiaries. The authorized capital stock of Limco consists of 3,000,000 shares of Common Stock, par value $.01 per share of which 975,171 shares are issued and outstanding, and 100,000 shares of Preferred Stock, par value $100.00 per share, of which no shares of Series A and 30,000 shares of Series B are issued and outstanding. There are no treasury shares. Except as set forth in Schedule 10.2 hereto, there are no outstanding options, warrants, scripts, rights to subscribe to or commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of capital stock or other securities or interest in profits of Limco or any Limco Subsidiary, and there are no contracts, commitments, understandings, arrangements or restrictions by which Limco or any Limco Subsidiary is now or in the future would be bound to issue any additional shares of capital stock, other securities or interests in profits. All issued and outstanding shares of capital stock of Limco and each Limco corporate Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All voting rights in Limco and each Limco Subsidiary are vested exclusively in common stock. On the Initial Closing Date, the Limco Shares will be newly issued and free of all liens and encumbrances. On the Initial Closing Date, the stock ownership of Limco’s Subsidiaries will be as set forth in Schedule 10.3 hereto and will be free of all liens and encumbrances. None of the Limco Common Stock or Preferred Stock is entitled to any preemptive right; and Limco’s Certificate of Incorporation and Bylaws do not provide Limco with a right of first refusal to purchase any Limco Common Stock or restrict the sale or other transfer of any Limco Common Stock.

     10.3 Subsidiaries. Schedule 10.3 hereto lists each corporation, limited liability company and other entity, which Limco controls directly or indirectly or in which Limco has an ownership interest, direct or indirect, of record or beneficially, whether in capital stock or other equity security, each of which is referred to in this Agreement as a Subsidiary. Except as set forth in Schedule 10.3. Limco does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business entity including, without limitation, business vehicles in the nature of joint ventures and partnerships. Each Limco Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the power and authority to own its properties and to carry on its business as now conducted. Each Limco Subsidiary is duly licensed, authorized or qualified to transact business in, and is in good standing in each jurisdiction in which the properties owned or leased or the activities conducted by it makes such licensing, authorization or qualification necessary, except where the failure to be so licensed, authorized qualified or the failure to be in such good standing would not have a material adverse effect on the business, financial condition or operations of Limco and its Subsidiaries taken as a whole. Schedule 10.3 hereto lists, for each Limco Subsidiary, its form of organization, if it is a corporation, the number of shares of capital stock or other equity securities authorized, issued and outstanding, and the holders of record and beneficially of all issued capital stock or other equity securities.

     10.4 Power and Authority. Limco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Limco and the consummation by Limco of the transactions contemplated hereby have been duly authorized by the Board of Directors of Limco and no other corporate proceedings on the part of Limco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Limco and, assuming this Agreement constitutes a valid and binding obligation of Calavo, constitutes a valid and binding obligation of Limco, enforceable against Limco in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except to the extent that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     10.5 Investment. Limco understands that the Calavo Shares have not been, and will not be, registered under the Securities Act or under any state securities law, and are being offered and sold in reliance upon federal and state exemptions for a transaction not involving any public offering. Limco (1) is acquiring the Calavo Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (2) is a sophisticated investor with knowledge and experience in business and financial matters, (3) has received certain information concerning Calavo and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Calavo Shares, (4) is able to bear the economic risk and lack of liquidity inherent in holding the Calavo Shares, and (5) is an Accredited Investor. Limco’s representations and warranties in this Section 10.5 shall not be construed as prohibiting it from selling or otherwise transferring the Calavo Shares at any time subsequent to the first anniversary of the Initial Closing in compliance with applicable federal and state securities laws and regulation and in compliance with the right of first refusal contained in Section 16.2

     10.6 No Violation or Conflict. Neither the execution and delivery of this Agreement by Limco nor the consummation of the transactions contemplated hereby nor compliance by Limco with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the properties or assets of Limco or any Limco Subsidiary under any of the terms, conditions or provisions of (i) the Certificate or Articles of Incorporation or the Bylaws of Limco or any Limco Subsidiary, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Limco or any Limco Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (iii) statute, regulation, judgment, ruling, order, writ, injunction, decree, rule or regulation applicable to Limco or any Limco Subsidiary or any of their respective properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens which, individually or in the aggregate, would not have any material adverse effect on the business, operations or financial conditions of Limco and the Limco Subsidiaries taken as a whole.

     10.7 Financial Statements. Except as set forth in Schedule 10.7, the consolidated audited financial statements of Limco and the Limco Subsidiaries for the fiscal year ended October 31, 2004, consisting of the consolidated balance sheet as of such date and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended (the “Financial Statements”), which Financial Statements and the opinion of Deloitte and Touche thereon dated February 8, 2005, have been furnished to Calavo, present fairly in all material respects, the financial position of Limco as of such date and the results of operations and cash flows for the year then ended, in accordance with GAAP, applied on a consistent basis throughout such period. Except as set forth in Schedule 10.7, the Financial Statements, and all accompanying exhibits and schedules were true complete and correct in all respects as of the dates thereof, were prepared in accordance with GAAP, applied on a consistent basis throughout such period, except as otherwise stated therein, and presented fairly the financial position as at the date of, and the results of operations for the periods covered by, such statements of Limco and the Limco Subsidiaries. The unaudited consolidated and consolidating balance sheets and statements of income changes in stockholders equity and cash flow (the “Most Recent Financial Statements”) of Limco as of and for the months ending April 30, 2005 (“Most Recent Fiscal Month”) have not been prepared in accordance with GAAP, but nevertheless present fairly, in all material respects, the financial condition of Limco as of such date and the result of operations of Limco for such periods and are consistent with the books and records of Limco. Limco’s management has disclosed, based on its most recent evaluation to Limco’s auditors and the audit committee of Limco’s Board of Directors, (i) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Limco’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in Limco’s internal control over financial reporting.

     10.8 Absence of Certain Changes or Events. Except as and to the extent contemplated by this Agreement, since the date of the Most Recent Financial Statements, Limco has conducted its business only in the ordinary course, and there has not been, with respect to Limco, (a) any material adverse change in or to such business, (b) any material damages, destruction or loss (whether covered by insurance or not), (c) any material change by Limco in accounting methods, principles or practices; or (d) any commitment, agreement or understanding respecting any employee of Limco which has or would have the effect of increasing such employee’s compensation or benefits other than in accordance with past Limco policies.

     10.9 Title to Assets. Limco owns and has title to its properties and assets as reflected in the Financial Statements, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind, except as disclosed in the Financial Statements or as disclosed in Schedule 10.9, and except for non-delinquent liens for current taxes and assessments. All leases by which Limco or its Subsidiaries lease real or personal property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default or other occurrence or condition which would result in a material default or termination of any of those leases.

     10.10 Material Contracts. Set forth in Schedule 10.10 is a true and correct list of (i) all plans, contracts or understandings providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant, (ii) any contract or agreement with any labor union, (iii) any contract for the future purchase, acquisition or sale of products or rights to products or performance of services over a period of more than three months from the date hereof not made in the ordinary course of business, (iv) all leases of real property, including all amendments and modifications, (v) any contract containing covenants limiting the freedom of Limco or any of the Limco Subsidiaries to compete in any line of business or with any person; and (vi) every other contract to which Limco or any of its Subsidiaries is a party which could reasonably be expected to result in annual payments by or to Limco or any of its Subsidiaries in excess of Two Hundred Thousand Dollars ($200,000) or cumulative payments by or to or any of the Limco Subsidiaries in excess of Two Hundred Thousand Dollars ($200,000), except for contracts entered into in the ordinary course of business which are terminable upon less than thirty (30) days’ notice by either party thereto without penalty or liability (collectively, “Material Contracts”). Limco heretofore has delivered or made available to Calavo true and correct copies of all Material Contracts. Neither Limco nor any of its Subsidiaries is in default or breach, and no event has occurred or shall occur by reason of the transactions contemplated herein which would constitute a default or breach, where such default or breach would entitle another party thereto to accelerate or terminate such Material Contract or otherwise impose a material penalty or forfeiture thereunder (whether with or without notice, lapse of time or the happening or occurrence of any other event), under any Material Contract. All Material Contracts are valid and binding agreements, and to the knowledge of Limco, there are no facts or circumstances which make a default under any Material Contract by any party thereto likely to occur subsequent to the date hereof.

     10.11 Compliance with Applicable Laws. Except as set forth in Schedule 10.11, and except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Limco, Limco and the Limco Subsidiaries are in compliance with all requirements of law, federal, state or local, and of all governmental bodies or agencies having jurisdiction over it or the conduct of its business. Limco is not presently charged with, nor to its knowledge, is Limco under any investigation or the subject of any threatened proceeding with respect to any violation of any statute, law, ordinance, rule or regulation relating to Limco.

     10.12 Litigation and Liabilities. Except as disclosed in Schedule 10.12, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Limco threatened against Limco or any Limco Subsidiary; nor, to the knowledge of Limco, are there any facts or circumstances that could reasonably be expected to result in a claim for damages that, if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of Limco or any of the Limco Subsidiaries that, alone or in the aggregate, would have any material adverse effect on Limco.

     10.13 Brokers, Finders, Investment Bankers and Financial Advisors. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission from Limco in connection with the transactions contemplated by this Agreement based upon arrangement made by or on behalf of Limco.

     10.14 Labor Relations. To Limco’s knowledge, it has not engaged in any unfair labor practice, and has not illegally discriminated on the bases of age or sex in its employment conditions or practices. Except as set forth in Schedule 10.14, there are no unfair labor practice grievances or age or sex discrimination complaints pending, or, to Limco’s knowledge, threatened against Limco before any governmental entity and, to the knowledge of Limco, no basis therefore.

     10.15 Environmental Matters.

          (a) There is no civil, criminal or administrative action, suit, claim, notice of violation or proceeding pending or, to Limco’s knowledge, threatened against Limco respecting the storage, use, release or burial of a hazardous substance (for the purposes of this Agreement, as defined under any applicable federal, state or local statute, rule, regulation or other law and whether solid, liquid or gaseous) on, from or under premises occupied by Limco.

          (b) To Limco’s knowledge, it has no liability (absolute, accrued, contingent or otherwise), including, without limitation, clean-up obligations or liabilities to third parties for personal injuries or other torts, for any contamination of air, soil or water with hazardous substances.

          (c) Limco is, to its knowledge, operating its business in material compliance with all Environmental Health and Safety Requirements.

     10.16 Intellectual Property. Schedule 10.16 hereto contains an accurate and complete list of all intellectual property (the “Intellectual Property”) owned by or licensed to Limco, together with registration data where applicable and descriptive identification as appropriate. Limco owns or has the right to use all of the Intellectual Property used in or necessary for the conduct of its business as now conducted, without any known material infringement upon, or conflict with the rights of, or claim of ownership or other rights by, any other person. Limco has received no written notice of any claimed infringement or conflict with respect to any of the foregoing.

     10.17 Permits. Limco and each Limco Subsidiary hold licenses, certificates, permits, franchises and rights from all appropriate persons, governmental entities and public authorities necessary for the conduct of their respective businesses as now conducted, except where the failure to obtain the same would not have a material adverse effect on the business operations or financial condition of Limco. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the termination of any license, certificate, permit, franchise or right held by Limco or any Limco Subsidiary.

     10.18 Liabilities and Disclosure. Limco has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except as stated or adequately reserved against in the Financial Statements, disclosed in the Schedules hereto, or incurred in the ordinary course of business after April 30, 2005. There is, to Limco’s knowledge, no fact which, in its reasonable judgment and belief, does or might materially and adversely affect the business, prospects, condition, affairs or operations of Limco or any Limco Subsidiary or any of their properties or assets which has not been set forth in this Agreement or the Schedules.

     10.19 Changes. Except as set forth on Schedule 10.19, since the Most Recent Financial Statements, there has not been any material adverse change in the business, financial conditions, results of operations or prospects of Limco or any Limco Subsidiary, except such changes which could not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Limco or and Limco Subsidiaries.

     10.20 Tax Returns and Payments. Except as set forth in Schedule 10.20, Limco and its Subsidiaries have timely filed all federal, state, and local tax returns which were required to be filed by or with respect to Limco or any of the Limco Subsidiaries, and have paid or, where payment is not yet required, have established adequate tax reserves for the payment of all Taxes with respect to the periods covered by such returns. Nether Limco nor any of the Limco Subsidiaries have consented to any waiver or extension of any statute of limitations relating to the assessment or collection of any federal, state or local Tax. There are no deficiency assessments against Limco or any of the Limco Subsidiaries.

     10.21 Insurance Policies. Schedule 10.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Limco has been a party, a named insured, or otherwise the beneficiary of coverage at any time from fiscal year 2003 to the date hereof:

          (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (b) the policy number and the period of coverage;

          (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (d) a description of any retroactive premium adjustment or other loss-sharing arrangements. With respect to each such insurance policy: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) neither Limco nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (4) no party to the policy has repudiated any provision thereof. Schedule 10.21 also describes any self-insurance arrangements affecting any of Limco’s properties or operations.

     10.22 Employee Benefit Plans.

          (a) Schedule 10.22 contains a true and complete list of all of the following agreements, arrangements, practices, or plans, whether written or oral, which are presently in effect with respect to Limco and under which Limco continues to have liability or obligations thereunder: (i) “employee pension benefit plans” and “employee benefit plans” as defined respectively in Section 3(2) and 3(3) of ERISA, including “multiemployer” plans as defined in Section 3(37) of ERISA, or a “multiple employer” plan within the meaning of Section 4063 or 4064 of ERISA; and (ii) any other pension, profit sharing, supplemental unemployment, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plans, practice, policies, arrangements, or programs for the benefit of any employee, former employee, director, or agent of Limco or any Limco Subsidiary, whether or not any of the foregoing is funded, whether formal or informal, and whether or not subject to ERISA. (The plans or programs described in clauses (i) and (ii) are herein collectively referred to as the “Limco Plans.”) Limco has delivered or made available to Calavo true and complete copies of all (a) Limco Plans, related trust arrangements and funding arrangements and any amendments thereto, (b) the most recent summary plan descriptions, together with the most recent summary material modifications required under ERISA with respect to each Limco Plan, (c) the most recent annual reports (series 5500 and schedules thereto) required under ERISA with respect to each Limco Plan, (d) the two most recent actuarial valuations, if applicable, prepared for any Limco Plan, (e) the most recent IRS determination letters with respect to each Limco Plan, and (f) all material employer communications relating to each such Limco Plan.

          (b) Limco and its Subsidiaries are in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Limco Plans, and all reports and disclosures relating to the Limco Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the Initial Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

          (c) Except as described in Schedule 10.22, neither Limco nor any Limco Subsidiary has ever contributed or been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

          (d) Neither Limco, any Limco Subsidiary nor any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3 of ERISA), has engaged in any “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any of the Limco Plans (or their related trusts), Limco, any Limco Subsidiary or any officer, director, or employee of Limco or any Limco Subsidiary or any trustee, administrator or any other fiduciary of any of the Limco Plans to tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (e) Except as set forth in Schedule 10.22, there are no material actions, audits, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Limco , threatened, against any of the Limco Plans or any fiduciary of any of the Limco Plans or against the assets of any of the Limco Plans.

          (f) Except as set forth in Schedule 10.22, Limco and its Subsidiaries have no obligation or liability to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by Limco and its Subsidiaries, other than as required by COBRA.

          (g) Each “group health plan” (within the meaning of Section 5000(b)(1) of the Code) maintained by Limco or any of its affiliates has, as of the first day of each group health plan’s first plan year beginning on or after July 1, 1986, been administered in compliance with the continuation coverage requirements contained in and as provided under Section 4980B of the Code and any regulations promulgated or proposed thereunder.

          (h) Except as set forth in Schedule 10.22, no payment which will be or may be made by Limco to any employee, former employee, director or agent thereof will or could be characterized as an “excess parachute payment: within the meaning of Section 280G(b)(1) of the Code and by reason of the transactions contemplated herein.

          (i) Limco, to its knowledge, (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees and former employees of Limco, (ii) has withheld all amounts required by law to be withheld from the wages, salaries and other payments to employees and former employees of Limco, and (iii) is not liable for any arrears of wages or any taxes or any penalty to comply with any of the foregoing, except for such noncompliance, failure to withhold or liability which would not individually or in the aggregate have a material adverse effect on Limco and its Subsidiaries taken as a whole.

          (j) Except as set forth in Schedule 10.22, neither the execution of this Agreement nor the performance of the transactions contemplated herein will (either alone or upon the occurrence of an additional event) constitute an event under any Limco Plan that will or may result in any payment, acceleration, vesting or increase in benefits with respect to any employee, former employee, or director of Limco.

          (k) Limco has made, and makes, no representations or warranties respecting the adequacy of estimates of or reserves (if any) for post-retirement medical benefits for employees.

     10.23 Foreign Corrupt Practices Act. Neither Limco nor any Limco Subsidiary has made or offered or agreed to offer anything of value to any foreign government official, political party or candidate for governmental office nor have they taken any action which would cause Limco or any Limco Subsidiary to be in violation of Sections 103b or 104 of the Foreign Corrupt Practices Act of 1977, as amended.

     10.24 Sarbanes-Oxley Compliance. Inasmuch as Limco is not a reporting company under the Securities Exchange Act, it is not obligated to comply with the Sarbanes-Oxley Act of 2002. Limco is not required by applicable laws and regulations to register its Common Stock under Section 12(g) of the Securities Exchange Act.

     10.25 Transferability of the Limco Shares. Subject to compliance with the right of first refusal granted to Limco in Section 16.1: beginning on the first anniversary of the Initial Closing Date, Calavo shall have the same right and ability as other stockholders of Limco to sell the Limco Shares on the Pink Sheets (or on any stock exchange, Nasdaq market or OTC Bulleting Board on which Limco’s Common Stock is then traded) in accordance with the terms and conditions of Rule 144 under the Securities Act; and beginning on the second anniversary of the Initial Closing Date, the Limco Shares will be freely transferable by Calavo in accordance with Rule 144(k) under the Securities Act.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF CALAVO

     Calavo makes the following representations and warranties to Limco, subject to and qualified by any fact or facts disclosed in the Schedules that are provided to Limco as required in this Agreement. Disclosure of an item in a Schedule corresponding to a particular Section in this Agreement shall, should the existence of the item or its contents be relevant to any other Section, be deemed to be disclosed in that other Section whether or not an explicit cross-reference appears as long as it is reasonably apparent that such disclosure applies to any such other Section.

     11.1 Organization and Qualification of Calavo. Calavo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. The copies of the Articles of Incorporation, as amended to date, certified by the California Secretary of State, and of the Bylaws of the Calavo,

certified by the Secretary of the Calavo to be delivered to Limco at the Initial Closing, will be complete and correct as of the Initial Closing Date.

     11.2 Capitalization of Calavo and Subsidiaries. The authorized capital stock of Calavo consists of One Hundred Million (100,000,000) shares of Common Stock, ($.001) par value per share, of which Thirteen Million Five Hundred Seven Thousand (13,507,000) shares are issued and outstanding, and there are no treasury shares. Except as set forth in Schedule 11.2 hereto, there are no outstanding options, warrants, scripts, rights to subscribe to or commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable for, shares of capital stock or other securities or interest in profits of Calavo or any Calavo Subsidiary, and there are no contracts, commitments, understandings, arrangements or restrictions by which Calavo or any Calavo Subsidiary is now or in the future would be bound to issue any additional shares of capital stock, other securities or interests in profits. All issued and outstanding shares of capital stock of Calavo and each corporate Calavo Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All voting rights in Calavo and each Calavo Subsidiary are vested exclusively in common stock. On the Initial Closing Date, the Calavo Shares will be newly-issued, and free of all liens and encumbrances. On the Initial Closing Date, the stock ownership of Calavo’s Subsidiaries will be as set forth in Schedule 11.3 hereto and will be free of all liens and encumbrances. None of the Calavo Common Stock is entitled to any preemptive right; and Calavo’s Articles of Incorporation and Bylaws do not provide Calavo with a right of first refusal to purchase any Calavo Common Stock or restrict the sale or other transfer of any Calavo Common Stock.

     11.3 Subsidiaries. Schedule 11.3 hereto lists each corporation, which Calavo controls directly or indirectly or in which Calavo has an ownership interest, direct or indirect, of record or beneficially, whether in capital stock or other equity security, each of which is referred to in this Agreement as a Subsidiary. Except as set forth in Schedule 11.3, Calavo does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business entity including, without limitation, business vehicles in the nature of joint ventures and partnerships. Each Calavo Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has the power and authority to own its properties and to carry on its business as now conducted. Each Calavo Subsidiary is duly licensed, authorized or qualified to transact business in, and is in good standing in each jurisdiction in which the properties owned or leased or the activities conducted by it makes such licensing, authorization or qualification necessary, except where the failure to be so licensed, authorized qualified or the failure to be in such good standing would not have a material adverse effect on the business, financial condition or operations of Calavo and its Subsidiaries taken as a whole. Schedule 11.3 hereto lists, for each Calavo Subsidiary, its form of organization, if it is a corporation, the number of shares of capital stock or other equity securities authorized, issued and outstanding, and the holders of record and beneficially of all issued capital stock or other equity securities.

     11.4 Power and Authority. Calavo has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Calavo and the consummation by Calavo of the transactions contemplated hereby have been duly authorized by the Board of Directors of Calavo and no other corporate proceedings on the part of Calavo are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Calavo and, assuming this Agreement constitutes a valid and binding obligation of Limco, constitutes a valid and binding obligation of Calavo, enforceable against Calavo in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights in general and except to the extent that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     11.5 Investment. Calavo understands that the Limco Shares have not been, and will not be, registered under the Securities Act or under any state securities law, and are being offered and sold in reliance upon federal and state exemptions for a transaction not involving any public offering. Calavo (1) is acquiring the Limco Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (2) is a sophisticated investor with knowledge and experience in business and financial matters, (3) has received certain information concerning Limco and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Limco Shares, (4) is able to bear the economic risk and lack of liquidity inherent in holding the Limco Shares, and (5) is an Accredited Investor. Calavo’s representations and warranties in this Section 11.5 shall not be construed as prohibiting it from selling or otherwise transferring the Limco Shares at any time subsequent to the first anniversary of the Initial Closing in compliance with applicable federal and state securities laws and regulations and in compliance with the right of first refusal contained in Section 16.1.

     11.6 No Violation or Conflict. Neither the execution and delivery of this Agreement by Calavo nor the consummation of the transactions contemplated hereby nor compliance by Calavo with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the properties or assets of Calavo or any Calavo Subsidiary under any of the terms, conditions or provisions of (i) the Articles of Incorporation or the Bylaws of Calavo or any Calavo Subsidiary, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Calavo or any Calavo Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (iii) statute, regulation, judgment, ruling, order, writ, injunction, decree, rule or regulation applicable to Calavo or any Calavo Subsidiary or any of their respective properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens which, individually or in the aggregate, would not have any material adverse effect on the business, operations or financial conditions of Calavo and the Calavo Subsidiaries taken as a whole.

     11.7 Financial Statements and Reductions. Except as set forth in Schedule 11.7, the consolidated audited financial statements of Calavo and the Calavo Subsidiaries for the fiscal year ended October 31, 2004, consisting of the consolidated balance sheet as of such date and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Financial Statements”), which Financial Statements and the opinion of Deloitte and Touche thereon dated January 12, 2005, have been furnished to Limco, present fairly, in all material respects, the consolidated financial position of Calavo and the Calavo Subsidiaries at October 31, 2004, and the results of their operations and cash flows for the year then ended, in accordance with GAAP, applied on a consistent basis throughout such period. Except as set forth in Schedule 11.7, the Financial Statements, and all accompanying exhibits and schedules were true, complete and correct in all material respects as of the dates thereof, were prepared in accordance with GAAP, applied on a consistent basis throughout such period, except as otherwise stated therein, and presented fairly the financial position as at the date of, and the results of operations for the periods covered by, such statements of the Calavo and the Calavo Subsidiaries. The Most Recent Financial Statements of Calavo as of and for the Most Recent Fiscal Month have not been prepared in accordance with GAAP, but nevertheless present fairly in all material respects, the financial condition of Calavo as of such date and the results of operations of Calavo for such periods and are consistent with the books and records of Calavo. Calavo’s management has disclosed, based on its most recent evaluation to Calavo’s auditors and the audit committee of Calavo’s Board of Directors, (i) all significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Calavo’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Calavo’s internal control over financial reporting.

     11.8 Absence of Certain Changes or Events. Except as and to the extent contemplated by this Agreement, since the date of the Most Recent Financial Statements, Calavo has conducted its business only in the ordinary course, and there has not been, with respect to Calavo, (a) any material adverse change in or to such business, (b) any material damage, destruction or loss (whether covered by insurance or not), (c) any material change by Calavo in accounting methods, principles or practices; or (d) any commitment, agreement or understanding respecting any employee of Calavo which has or would have the effect of increasing such employee’s compensation or benefits other than in accordance with past Calavo policies.

     11.9 Title to Assets. Calavo owns and has title to its properties and assets as reflected in the Financial Statements, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind, except as disclosed in the Financial Statements or as disclosed in Schedule 11.9, and except for non-delinquent liens for current taxes and assessments. All leases by which Calavo or its Subsidiaries lease real or personal property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default or other occurrence or condition which would result in a material default or termination of any of those leases.

     11.10 Material Contracts. Set forth in Schedule 11.10 is a true and correct list, with respect to Calavo and the Calavo Subsidiaries, of (i) all plans, contracts or understandings providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant, (ii) any contract or agreement with any labor union, (iii) any contract for the future purchase, acquisition or sale of products or rights to products or performance of services over a period of more than three months from the date hereof not made in the ordinary course of business, (iv) all leases of real property, including all amendments and modifications, (v) any contract containing covenants limiting the freedom of Calavo or any of the Calavo Subsidiaries to compete in any line of business or with any person; and (vi) every other contract to which Calavo or any of its Subsidiaries is a party which could reasonably be expected to result in annual payments by or to Calavo or any of its Subsidiaries in excess of Two Hundred Thousand Dollars ($200,000) or cumulative payments by or to Calavo or any of its Subsidiaries in excess of Two Hundred Thousand Dollars ($200,000), except for contracts entered into in the ordinary course of business which are terminable upon less than thirty (30) days’ notice by either party thereto without penalty or liability (collectively, “Material Contracts”). Calavo heretofore has delivered or made available to Limco true and correct copies of all Material Contracts. Neither Calavo nor any of its Subsidiaries is in default or breach, and no event has occurred or shall occur by reason of the transactions contemplated herein which would constitute a default or breach, where such default or breach would entitle another party thereto to accelerate or terminate such Material Contract or otherwise impose a material penalty or forfeiture thereunder (whether with or without notice, lapse of time or the happening or occurrence of any other event), under any Material Contract. All Material Contracts are valid and binding agreements, and to the knowledge of Calavo, there are no facts or circumstances which make a default under any Material Contract by any party thereto likely to occur subsequent to the date hereof.

     11.11 Compliance with Applicable Laws. Except as set forth in Schedule 11.11, and except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Calavo, Calavo and its Subsidiaries are in compliance with all requirements of law, federal, state or local, and of all governmental bodies or agencies having jurisdiction over it or the conduct of its business. Except as set forth in Schedule 11.11, Calavo is not presently charged with, nor to its knowledge, is Calavo under any investigation or the subject of any threatened proceeding with respect to any violation of any statute, law, ordinance, rule or regulation relating to Calavo.

     11.12 Litigation and Liabilities. Except as disclosed in Schedule 11.12, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Calavo, threatened against Calavo or any Calavo Subsidiary; nor, to the knowledge of Calavo, are there any facts or circumstances that could reasonably be expected to result in a claim for damages that, if adversely determined, would be reasonably likely to result in any claims against or obligations or liabilities of Calavo or any of the Calavo Subsidiaries that, alone or in the aggregate, would have any material adverse effect on Calavo.

     11.13 Brokers, Finders, Investment Bankers and Financial Advisors. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission from Calavo in connection with the transactions contemplated by this Agreement based upon arrangement made by or on behalf of Calavo.

     11.14 Labor Relations. To Calavo’s knowledge, it has not engaged in any unfair labor practice, and has not illegally discriminated on the basis of age or sex in its employment conditions or practices. Except as set forth in Schedule 11.14, there are no unfair labor practice grievances or age or sex discrimination complaints pending, or, to Calavo’s knowledge, threatened against Calavo before any governmental entity and, to the knowledge of Calavo, there is no basis therefor.

     11.15 Environmental Matters.

          (a) There is no civil, criminal or administrative action, suit, claim, notice of violation or proceeding pending or, to Calavo’s knowledge, threatened against Calavo respecting the storage, use, release or burial of a hazardous substance (for the purposes of this Agreement, as defined under any applicable federal, state or local statute, rule, regulation or other law and whether solid, liquid or gaseous) on, from or under premises occupied by Calavo; provided that the receding representation and warranty shall not be applicable to the real property in Santa Paula, California that Calavo leases from Limco.

          (b) To Calavo’s knowledge, it has no liability (absolute, accrued, contingent or otherwise), including, without limitation, clean-up obligations or liabilities to third parties for personal injuries or other torts, for any contamination of air, soil or water with hazardous substances.

          (c) Calavo is, to its knowledge, operating its business in material compliance with all Environmental Health and Safety Requirements.

     11.16 Intellectual Property. Schedule 11.16 hereto contains an accurate and complete list of all intellectual property (the “Intellectual Property”) owned by or licensed to Calavo, together with registration data where applicable and descriptive identification as appropriate. Calavo owns or has the right to use all of the Intellectual Property used in or necessary for the conduct of its business as now conducted, without any known material infringement upon, or conflict with the rights of, or claim of ownership or other rights by, any other person. Calavo has received no written notice of any claimed infringement or conflict with respect to any of the foregoing.

     11.17 Permits. Calavo and each Calavo Subsidiary hold licenses, certificates, permits, franchises and rights from all appropriate persons, governmental entities and public authorities necessary for the conduct of their respective businesses as now conducted, except where the failure to obtain the same would not have a material adverse effect on the business operations or financial condition of Calavo. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the termination of any license, certificate, permit, franchise or right held by Calavo or any Calavo Subsidiary.

     11.18 Liabilities and Disclosure. Calavo has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), except as stated or adequately reserved against in the Financial Statements, disclosed in the Schedules hereto or incurred in the ordinary course of business after April 30, 2005. There is, to the Calavo’s knowledge, no fact which, in its reasonable judgment and belief, does or might materially and adversely affect the business, prospects, condition, affairs or operations of Calavo or any Calavo Subsidiary or any of their properties or assets which has not been set forth in this Agreement or the Schedules.

     11.19 Changes. Except as set forth on Schedule 11.19, since the Most Recent Financial Statements, there has not been any material adverse change in the business, financial condition, results of operations or prospects of Calavo or any Calavo Subsidiary, except such changes which could not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Calavo or any Calavo Subsidiary.

     11.20 Tax Returns and Payments. Except as set forth in Schedule 11.20, Calavo and its Subsidiaries have timely filed all federal, state, and local tax returns which were required to be filed by or with respect to Calavo or any of the Calavo Subsidiaries, and have paid or, where payment is not yet required, have established adequate tax reserves for the payment of all Taxes with respect to the periods covered by such returns. Neither Calavo nor any of the Calavo Subsidiaries have consented to any waiver or extension of any statute of limitations relating to the assessment or collection of any federal, state or local Tax. There are no deficiency assessments against Calavo or any of the Calavo Subsidiaries.

     11.21 Insurance Policies. Schedule 11.21 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Calavo has been a party, a named insured, or otherwise the beneficiary of coverage at any time from fiscal year 2003 to the date hereof:

          (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (b) the policy number and the period of coverage;

          (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (d) a description of any retroactive premium adjustment or other loss-sharing arrangements. With respect to each such insurance policy that has not terminated: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) neither Calavo nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (4) no party to the policy has repudiated any provision thereof. Schedule 11.21 also describes any self-insurance arrangements affecting any of Calavo’s properties or operations.

     11.22 Employee Benefit Plans.

          (a) Schedule 11.22 contains a true and complete list of all of the following agreements, arrangements, practices, or plans, whether written or oral, which are presently in effect with respect to Calavo and under which Calavo continues to have liability or obligations thereunder: (i) “employee pension benefit plans” and “employee benefit plans” as defined respectively in Section 3(2) and 3(3) of ERISA, including “multiemployer” plans as defined in Section 3(37) of ERISA, or a “multiple employer” plan within the meaning of Section 4063 or 4064 of ERISA; and (ii) any other pension, profit sharing, supplemental unemployment, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plans, practice, policies, arrangements, or programs for the benefit of any employee, former employee, director, or agent of Calavo or any Calavo Subsidiary, whether or not any of the foregoing is funded, whether formal or informal, and whether or not subject to ERISA. (The plans or programs described in clauses (i) and (ii) are herein collectively referred to as the “Calavo Plans.”) Calavo has delivered or made available to Limco true and complete copies of all (a) Calavo Plans, related trust arrangements and funding arrangement and any amendments thereto, (b) the most recent summary plan descriptions, together with the most recent summary material modifications required under ERISA with respect to each Calavo Plan, (c) the most recent annual reports (series 5500 and schedules thereto) required under ERISA with respect to each Calavo Plan, (d) the two most recent actuarial valuations, if applicable, prepared for any Calavo Plan, (e) the most recent IRS determination letters with respect to each Calavo Plan, and (f) all material employer communications relating to each such Calavo Plan.

          (b) Calavo and its Subsidiaries are in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Calavo Plans, and all reports and disclosures relating to the Calavo Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the Initial Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law.

          (c) Except as described in Schedule 11.22, neither Calavo nor any Calavo Subsidiary has ever contributed or been required to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

          (d) Neither Calavo, any Calavo Subsidiary nor any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3 of ERISA), has engaged in any “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any of the Calavo Plans (or their related trusts), Calavo, any Calavo Subsidiary or any trustee, administrator or any other fiduciary of any of the Calavo Plans to tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (e) Except as set forth in Schedule 11.22, there are no material actions, audits, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Calavo , threatened, against any of the Calavo Plans or any fiduciary of any of the Calavo Plans or against the assets of any of the Calavo Plans.

          (f) Except as set forth in Schedule 11.22, Calavo and its Subsidiaries have no obligation or liability to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by the Calavo Group, other than as required by COBRA.

          (g) Each “group health plan” (within the meaning of Section 5000(b)(1) of the Code) maintained by Calavo or any of its affiliates has, as of the first day of each group health plan’s first plan year beginning on or after July 1, 1986, been administered in compliance with the continuation coverage requirements contained in and as provided under Section 4980B of the Code and any regulations promulgated or proposed thereunder.

          (h) Except as set forth in Schedule 11.22, no payment which will be or may be made by Calavo to any employee, former employee, director or agent thereof will or could be characterized as an “excess parachute payment: within the meaning of Section 280G(b)(1) of the Code and by reason of the transactions contemplated herein.

          (i) Calavo, to its knowledge, (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees and former employees of Calavo, (ii) has withheld all amounts required by law to be withheld from the wages, salaries and other payments to employees and former employees of Calavo, and (iii) is not liable for any arrears of wages or any taxes or any penalty to comply with any of the foregoing, except for such noncompliance, failure to withhold or liability which would not individually or in the aggregate have a material adverse effect on Calavo and its Subsidiaries taken as a whole.

          (j) Except as set forth in Schedule 11.22, neither the execution of this Agreement nor the performance of the transactions contemplated herein will (either alone or upon the occurrence of an additional event) constitute an event under any Calavo Plan that will or may result in any payment, acceleration, vesting or increase in benefits with respect to any employee, former employee, or director of Calavo.

          (k) Calavo has made, and makes, no representations or warranties respecting the adequacy of estimates of or reserves (if any) for post-retirement medical benefits for employees.

     11.23 Exchange Act Reports. As of their respective dates, all reports filed by Calavo with the Securities and Exchange Commission, after October 31, 2003 under the Securities Exchange Act conformed in all material respects with the requirements of the Securities Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder.

     11.24 Foreign Corrupt Practices Act. Neither Calavo nor any Calavo Subsidiary has made or offered or agreed to offer anything of value to any foreign government official, political party or candidate for governmental office, nor have they taken any action which would cause Calavo or any Calavo Subsidiary to be in violation of Sections 103b or 104 of the Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 12

COVENANTS OF LIMCO

     12.1 Conduct of Business Prior to Initial Closing. Except as set forth in Schedule 12.1, between the date of this Agreement and the Initial Closing Date, Limco and each Limco Subsidiary will do the following, unless Calavo shall otherwise consent in writing:

          (a) Conduct Limco’s business only in the ordinary and usual course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

          (b) Except for the possible sale of the Mission Shares to Mission and the repurchase of 6,906 shares of Limco common stock from Mission as described in Article 4 above, refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than Five Hundred Thousand Dollar ($500,000) and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of Limco’s properties or assets;

          (c) Refrain from amending, modifying, extending or terminating any real property or equipment lease, except as otherwise provided in this Agreement;

          (d) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligation or liabilities except those that are usual and normal in the ordinary course of business;

          (e) Except in accordance with past practice refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

          (f) Refrain from taking any action which would accelerate payment or other obligations of Limco to its employees, and from making any change in the compensation payable or to become payable to any of its officers, directors, employees or agents, except as contemplated by this Agreement;

          (g) Refrain from paying any loans from its officers or directors or making any other payments to any of them, except normal salary payments in amount not exceeding those theretofore paid;

          (h) Use reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements except as contemplated by this Agreement;

          (i) Not amend, change or terminate any Material Contract;

          (j) Not change the Certificate of Incorporation or Bylaws of Limco or any Limco Subsidiary; and

          (k) Not issue any capital stock at less than the fair market value of such stock on the date of its issuance, except pursuant to a stock option or warrant that is outstanding as of the date of this Agreement or except for an option that is subsequently granted pursuant to an employee stock plan with an exercise price of at least the fair market value of such capital stock as of the grant date; and

          (l) Not take any action which would cause the acceleration of any payments or other obligations of Limco under any of such contracts without the prior consent of Calavo.

     12.2 Access. Limco shall afford to Calavo and to the authorized officers, employees and agents of Calavo, complete access at all reasonable times, from the date hereof to the Initial Closing Date, to their officers, employees, agents, properties, books, records and contracts, and shall furnish Calavo all financial, operating and other data and information as Calavo, through its officers, employees or agents, may reasonably request, provided such requests for access and information do not unreasonably interfere with the operations of Limco or any of the Limco Subsidiaries.

     12.3 Reasonable Efforts Regarding Mission Shares. After providing notice to Calavo pursuant to Section 9.4 hereof designating the Misison Closing Date, Limco shall deliver to Mission a letter signed by Limco setting forth the purchase price and all relevant terms for the purchase of the Mission Shares by Calavo, and notifying Mission that the option periods with respect to the rights of first refusal for the Mission Share have commenced. Calavo and Limco shall agree upon the date that such letter shall be delivered to Mission, but such date shall not be so late as to cause the Mission Closing Date to be more than 180 days following the Initial Closing Date.
12.4 Reasonable Efforts. Limco shall use its reasonable efforts to cause all of the representations and warranties set forth in Article 9 to be true and correct on and as of the Initial Closing Date; to perform all of the covenants set forth in this Article 11; and to cause all of the conditions set forth in Article 15 to occur on or before the Closing Date.

ARTICLE 13

COVENANTS OF CALAVO

     13.1 Conduct of Business Prior to Initial Closing. Except as set forth in Schedule 13.1, between the date of this Agreement and the Closing Date, Calavo and each Calavo Subsidiary will do the following, unless Limco shall otherwise consent in writing:

          (a) Conduct Calavo’s business only in the ordinary and usual course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

          (b) Refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than Five Hundred Thousand Dollars ($500,000) and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of Calavo’s properties or assets; provided, however, that no provision of this Agreement shall be construed as requiring Limco’s consent to a merger between Calavo and Mission or other transaction between Calavo and Mission or as prohibiting Calavo from engaging in such merger or other transaction;

          (c) Refrain from amending, modifying, extending or terminating any real property or equipment lease, except as otherwise provided in this Agreement;

          (d) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligation or liabilities except those that are usual and normal in the ordinary course of business and except for indebtedness incurred for the purpose of purchasing the Limco Shares and the Mission Shares;

          (e) Except in accordance with past practice, refrain from declaring, setting and or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

          (f) Refrain from taking any action which would accelerate payment or other obligations of Calavo to its employees, and from making any change in the compensation payable or to become payable to any of its officers, directors, employees or agents, except as contemplated by this Agreement;

          (g) Refrain from paying any loans from its officers or directors or making any other payments to any of them, except normal salary payments in amount not exceeding those theretofore paid;

          (h) Use reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements except as contemplated by this Agreement;

          (i) Not amend, change or terminate any Material Contract;

          (j) Not change the Articles of Incorporation or Bylaws of Calavo or any Calavo Subsidiary;

          (k) Not issue any capital stock as less than the fair market value of such stock on the date of its issuance, except pursuant to a stock option or warrant that is outstanding as of the date of this Agreement or except for an option that is subsequently granted pursuant to an employee stock plan with an exercise price of at least the fair market value of such capital stock as of the grant date; and

          (l) Not take any action which would cause the acceleration of any payments or other obligations of Calavo under any of such contracts without the prior consent of Limco.

     13.2 Access. Calavo shall afford to Limco and to the authorized officers, employees and agents of Limco, complete access at all reasonable times, from the date hereof to the Initial Closing Date, to their officers, employees, agents, properties, books, records and contracts, and shall furnish Limco all financial, operating and other data and information as Limco, through its officers, employees or agents, may reasonably request, provided such requests for access and information do not unreasonably interfere with the operations of Calavo or any of the Subsidiaries.

     13.3 Reasonable Efforts. Calavo shall use its reasonable efforts to cause all of the representations and warranties set forth in Article 11 to be true and correct on and as of the Initial Closing Date; to perform all of the covenants set forth in this Article 13; and to cause all of the conditions set forth in Article 14 to occur on or before the Initial Closing Date.

ARTICLE 14

CONDITIONS PRECEDENT TO LIMCO’S OBLIGATION TO CLOSE

     14.1 General. The obligation of Limco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Initial Closing Date, of each and every one of the following conditions all or any of which may be waived, in whole or in part, by Limco for the purpose of consummating such transaction, but without prejudice to any other right or remedy which Limco may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Calavo contained in this Agreement or any certificate, Schedule, document or instrument furnished by Calavo hereunder.

     14.2 Representations and Warranties. The representations and warranties made by Calavo in this Agreement and in any certificate, schedule, document or instrument furnished to Limco at or prior to the Initial Closing shall be true and correct in all respects on the Initial Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, (i) except for changes contemplated by this Agreement, (ii) except that any representation or warranty that, by its express terms, speaks only as of a specified earlier date need only be accurate as of such earlier date, and (iii) except where the failure of such representations and warranties to be accurate, individually or in the aggregate, has not had a Material Adverse Change or Condition with respect to Calavo and would not be reasonably expected to have a Material Adverse Change or Conditions with respect to Calavo..

     14.3 Investigations Fail to Disclose Material Adverse Change or Condition. Investigations by Limco and its representatives shall not have disclosed any Material Adverse Change or Condition with respect to Calavo.

     14.4 Covenants and Agreements. Calavo shall have duly performed in all material respects all of the material covenants and agreements to be performed by it hereunder on or prior to the Initial Closing Date.

     14.5 No Adverse Changes. Since the date of this Agreement, Calavo shall not have suffered any Material Adverse Change or Condition including any delisting of Calavo’s common stock on the NASDAQ Securities Market.

     14.6 No Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by and governmental authority, shall be in effect which would prevent or hinder the consummation of the transactions contemplated under this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof.

     14.7 Certificates. Limco shall have received a Certificate of Calavo, dated the Initial Closing Date, signed by its Chief Executive Officer, to the effect that, Sections 14.2, 14.4 and 14.5 have been fulfilled and such other certificates and documents as Limco may reasonably request and as provided in Article 9 hereof.

ARTICLE 15

CONDITIONS PRECEDENT TO CALAVO’S OBLIGATION TO CLOSE

     15.1 General. The obligation of Calavo to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Initial Closing Date, of each and every one of the following conditions all or any of which may be waived, in whole or in part, by Calavo for the purpose of consummating such transaction, but without prejudice to any other right or remedy which Calavo may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Limco contained in this Agreement or any certificate, Schedule, document or instrument furnished by Limco hereunder.

     15.2 Investigations Fail to Disclose Material Adverse Change or Condition. Investigations by Calavo and its representatives shall not have disclosed any Material Adverse Change or Condition with respect to Limco.

     15.3 Representations and Warranties. The representations and warranties made by Limco in this Agreement and in any certificate, schedule, document or instrument furnished to Calavo at or prior to the Initial Closing shall be true and correct in all respects on the Initial Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, (i) except for changes contemplated by this Agreement, (ii) except that any representation or warranty that, by its express terms, speaks only as of a specified earlier date need only be accurate as of such earlier date, and (iii) except where the failure of such representations and warranties to be accurate, individually or in the aggregate, has not had a Material Adverse Change or Conditions with respect to Limco and would not be reasonably expected to have a Material Adverse Change or Conditions with respect to Limco.

     15.4 Covenants and Agreements. Limco shall have duly performed in all material respects all of the material covenants and agreements to be performed by it hereunder on or prior to the Initial Closing Date.

     15.5 No Adverse Changes. Since the date of this Agreement, Limco shall not have suffered any Material Adverse Change or Conditions, including, without limitation, the cessation of trading of Limco’s Common Stock on the Pink Sheets.

     15.6 No Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect which would prevent or hinder the consummation of the transactions contemplated under this Agreement or which challenges the validity or enforceability of this Agreement or any term or provision hereof.

     15.7 Certificates. Calavo shall have received a Certificate of Limco, dated the Initial Closing Date, signed by its Chief Executive Officer, to the effect that, the conditions specified in this Sections 15.3, 15.4 and 15.5 have been fulfilled and such other certificates and documents as Calavo may reasonably request and as provided in Article 9 hereof.

ARTICLE 16

RIGHTS OF FIRST REFUSAL

     16.1 Limco Shares. Calavo shall not sell, transfer, assign, encumber or in any way dispose of any of the Limco Shares or any right or interest therein without first giving written notice to Limco in the manner provided in Article 20 hereof of Calavo’s intent to dispose of the Limco Shares. Unless Calavo proposed to sell the Limco Shares on the Pink Sheets or other public market on which Limco’s Common Stock is then traded, such notice shall specifically set forth the identity of the proposed transferee, the number of Limco Shares to be transferred, the price per share or other consideration for the Limco Shares and all terms and conditions of the proposed transaction, including the terms of payment. For a period of sixty (60) days, following receipt of Calavo’s notice, Limco shall have the option to purchase all, but not less than all, the Limco Shares identified, at the same price and on the same terms as set forth in Calavo’s written notice. If Limco elects to exercise its option, it shall notify Calavo in writing within such period and shall pay the purchase price in the same manner as designated in Calavo’s notice. Any sale of all or substantially all of the assets of Calavo or a “change in control” of Calavo by the acquisition of a majority of its voting stock by any third party or group shall be deemed a “sale” of the Limco Shares for purposes of triggering the right of refusal provided herein. Upon the occurrence of such any event, Calavo shall so notify Limco in writing. For a period of 60 days following receipt of such notice, Limco shall have the right to repurchase all, but not less than all, the Limco Shares at a price per share, payable in cash, equal to the average price per share over the 60-day period preceding Calavo’s notice at which Limco’s shares traded in the “pink sheets” or other public market. If Calavo proposes to sell a specified number of the Limco Shares on the Pink Sheets or other public market on which Limco’s Common Stock is then traded, for a period of 30 days following receipts of such notice Limco shall have the right to repurchase all or some of the specified Limco shares at a price per share, payable in cash, equal to the average price per share over the 60-day period preceding Calavo’s notice at which Limco’s shares traded in the “pink sheets” or other public market. Limco’s option is subject to any and all legal restrictions on the ability of a corporation to repurchase its own shares. In order to facilitate Limco’s right of first refusal, Calavo agrees that it will not assign any of the Limco Shares to a nominee title holder. Calavo shall be entitled to sell or otherwise transfer any and all Limco Shares that Limco does not purchase under the right of first refusal granted by this Section 16.1, and any such sold or transferred shares shall cease to be subject to the right of first refusal contained in this Section 16.1

     16.2 Calavo Shares. Limco shall not sell, transfer, assign, encumber or dispose of any of the Calavo Shares or any right or interest therein without first giving written notice to Calavo in the manner provided in Article 20 hereof of Limco’s intent to dispose of the Calavo Shares. Unless Limco proposes to sell the Calavo Shares on the Nasdaq market or other public market on which Calavo’s Common Stock is then traded, such notice shall specifically set forth the identity of the proposed transferee, the number of Calavo Shares to be transferred, the price per share or other consideration for the Calavo Shares and all terms and conditions of the proposed transaction, including the terms of payment. For a period of sixty (60) days, following receipt of Limco’s notice, Calavo shall have the option to purchase all, but not less than all, the Calavo Shares identified, at the same price and on the same terms as set forth in Limco’s written notice. If Calavo elects to exercise its option, it shall notify Limco in writing within such period and shall pay the purchase price in the same manner as designated in Limco’s notice. Any sale of all or substantially all of the assets of Limco or a “change in control” of Limco by the acquisition of a majority of its voting stock by any third party or group shall be deemed a “sale” of the Calavo Shares for purposes of triggering the right of refusal provided herein. Upon the occurrence of such any event, Limco so shall notify Calavo in writing.

For a period of 60 days following receipt of such notice, Calavo shall have the right to repurchase all, but not less than all, the Calavo Shares at a price per share, payable in cash, equal to the average price per share over the 60-day period preceding Limco’s notice at which Calavo’s shares traded on the Nasdaq market or other public market. If Limco proposes to sell a specified number of the Calavo Shares on the Nasdaq market or other public market on which Calavo’s Common Stock is then traded, for a period of 30 days following receipts of such notice Calavo shall have the right to repurchase all or some of the specified Calavo Shares at a price per share, payable in cash, equal to the average price per share over the 60-day period preceding Limco’s notice at which Calavo’s shares traded on the Nasdaq market or other public market. Calavo’s option is subject to any and all legal restrictions on the ability of a corporation to repurchase its own shares. In order to facilitate Calavo’s right of first refusal, Limco agrees that it will not assign any of the Calavo Shares to a nominee title holder. Limco shall entitled to sell or otherwise transfer any and all Calavo Shares that Calavo does not purchase under the right of first refusal granted by this Section 16.2, and any such sold or transferred shares shall cease to be subject to the right of first refusal contained in this Section 16.2

ARTICLE 17

PUBLIC DISCLOSURE

     Limco and Calavo shall consult with each other, and to the extent practicable, agree before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the NASDAQ Stock Market. Calavo agrees to report the execution of this Agreement on a Form 8-K by the date prescribed by the Securities Exchange Act and to report the closing of the transactions contemplated by the Initial Closing on a Form 8-K by the date prescribed by the Securities Exchange Act.

ARTICLE 18

TERMINATION

     18.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing Date:

          (a) By mutual agreement of Limco and Calavo; or

          (b) By Calavo, at any time after August 1, 2005, if the Initial Closing has not occurred by such date and the failure of the Initial Closing to occur is not caused by a breach of this Agreement by Calavo; or

          (c) By Limco, at any time after August 1, 2005, if the Initial Closing has not occurred by such date and the failure of the Initial Closing to occur is not caused by a breach of this Agreement by Limco.

     18.2 Effect of Termination. In the event of the termination of this Agreement pursuant to clause (a), (b) or (c) of Section 18.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of either party to the other party. However, if the Initial Closing does not occur because of the intentional breach of this Agreement by either Calavo or Limco, (i) the breaching party shall reimburse the non-breaching party for its legal fees, accounting fees and other out-of-pocket expenses that have been incurred by the non-breaching party in connection with this Agreement, payable within ten days after receipt from the non-breaching party of documentation of such expenses in reasonable detail, and (ii) the breaching party shall be liable to the non-breaching party for damages incurred by the non-breaching party as a result of the breaching party’s intentional breach of this Agreement. The non-breaching party shall not, however, be entitled to obtain an award of punitive damages.

ARTICLE 19

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

     19.1 Survival. All representations and warranties contained in or made pursuant to this Agreement (including Exhibits and Schedules hereto) or in any certificate, document or statement delivered pursuant hereto (the “Ancillary Documents”) shall be deemed made by the parties on the respective dates of their execution of this Agreement (except for representations and warranties that specifically speak as of an earlier date) and shall be deemed remade on the Initial Closing Date, and all representations and warranties (as they may be supplemented) and all covenants, indemnities and agreements shall survive the Initial Closing and any investigation conducted by any party for a period of two (2) years (unless a claims for indemnity has been timely made within such period as set forth below). Except as provided in Section 19.2.4, Calavo’s investigation of Limco and its Subsidiaries and their business, assets and liabilities shall in no manner be construed as relieving Limco from liability under this Agreement for a breach of any representation or warranty made in this Agreement, and Limco’s investigation of Calavo and its subsidiaries and their business, assets and liabilities shall in no manner be construed as relieving Calavo from liability under this Agreement for a breach of any representation or warranty of Calavo made in this Agreement.

     19.2 Indemnification.

          19.2.1 Limco.

After the Initial Closing and subject to Sections 19.2.3, and 19.2.4, Limco shall indemnify, defend and hold Calavo, its shareholders, directors, officers, employees and agents harmless from, and reimburse Calavo for, any damage, loss, fee, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon: (i) the inaccuracy as of the Initial Closing Date of any representation or warranty of Limco which is contained in or made pursuant to this Agreement or any Ancillary Documents and, (ii) Limco’s breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement or any Ancillary Document.

          19.2.2 Calavo. After the Initial Closing and subject to Sections 19.2.3 and 19.2.4, Calavo shall indemnify and hold Limco, and its directors, officers, employees and affiliates harmless from, and reimburse for any damage, loss, fee liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon, (i) the inaccuracy as of the Initial Closing Date of any representation or warranty of Calavo which is contained in or made pursuant to this Agreement or any Ancillary Document; and (ii) Calavo’s breach of or failure to perform, comply with or fulfill any covenant or agreement of Calavo contained in or made pursuant to this agreement or any Ancillary Document.

          19.2.3 Notice/Defense. Upon discovery of any breach or claim hereunder or upon receipt of any notice of any claim or suit subject to indemnification under Section 19.2.1 or 19.2.2 above, the party seeking indemnification (“Indemnified Party”) shall promptly give notice thereof (and in no event later than thirty days after receipt of actual notice thereof) to the party or parties from whom indemnification is sought (“Indemnifying Party”) at the notice address pursuant to Article 20 stating in reasonable detail the representation, warranty or other claims with respect to which indemnity is demanded, the facts or alleged facts giving rise thereto, and the amount of liability or asserted liability with respect to which indemnity is sought, and in the case of a claim asserted against the party seeking indemnity, the Indemnified Party shall thereafter tender to the Indemnifying Party the defense of such claims at the sole cost and expense of the Indemnifying Party. Despite such a tender of defense, the party seeking indemnification shall in any case have a right to participate in the defense of any such tendered claim or suit; provided that such participation shall be at such party’s sole cost and expense after the Indemnifying Party has accepted such tender of defense, and that the Indemnifying Party shall have control of the defense. In the event that the Indemnifying Party does not promptly and affirmatively accept such tender of defense of any claim or suit, then the Indemnifying Party shall thereafter additionally become liable for all costs incurred by the party seeking indemnification (including reasonable attorneys’ fees) in enforcing such indemnification claim and/or defending against such claim or suit which is subject to indemnification. No party which is entitled to indemnification under Section 19.2.1 or 19.2.2 shall settle or compromise any such third party claim without the prior written consent of the party from which it seeks or may seek indemnification, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle the claim or suit without the written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall not be required to give its consent unless the third-party claimant delivers to the Indemnified Party an unconditional release of all liability with respect to the claim or legal proceeding. Any party seeking indemnification under Section 19.2.1 or 19.2.2 shall take all reasonable actions in the defense of third party claims for which indemnification is sought. If notice is not given to the Indemnifying Party as specified, or if any claim or suit be compromised or settled in any manner without the prior written consent (which consent shall not be unreasonably withheld) of the Indemnifying Party, then no liability shall be imposed upon the Indemnifying Party hereunder with respect to such claim.

          19.2.4 Waiver of Breach; Indemnification Limitations.

                    (a)Notwithstanding anything to the contrary in this Agreement, the completion of the Initial Closing shall conclusively evidence the waiver by each party, for all purposes, of any occurring prior to the Initial Closing by the other party of any representation, warranty, covenant or agreement and of any right to indemnification with respect to such breach, if (but only if ) such breach was expressly disclosed by the breaching party in writing to the non-breaching party prior to the Initial Closing and if the non-breaching party nevertheless elected to complete the Initial Closing.

          (b) Notwithstanding anything to the contrary in this Agreement, no claim shall be made by Calavo or Limco for indemnification unless and until the aggregate indemnified damages, losses, fees, liabilities, costs and expenses incurred by the indemnified party exceed Five Hundred Thousand Dollars ($500,000), in which event the indemnified party shall be entitled to full indemnification for its aggregate indemnified damages, losses, fees, liabilities, costs and expenses in excess of Five Hundred Thousand Dollars ($500,000). The indemnified damages, losses, fees, liabilities, cots and expenses of an indemnified party pursuant to this Article 19 shall be net of any insurance proceeds actually received by the indemnified party with respect to the indemnified amounts and shall be net of any tax benefits actually realized by the indemnified party as a result of payments made by the indemnified party in connection with the indemnified losses.

          (c) This Article 19 sets forth the sole and exclusive remedies of Calavo and Limco to obtain monetary damages and reimbursement form the other party after the Initial Closing for a breach of any representation, warranty or covenant that is contained in this Agreement or in an exhibit, schedule or other document that is delivered at or prior to the Initial Closing pursuant to this Agreement.

ARTICLE 20

MISCELLANEOUS

     20.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or sent by facsimile, or if mailed, three (3) days after the date of deposit with the U.S. Postal Service, postage and applicable charges prepaid, addressed as follows:

If to Limco:

Limoneira Company

1141 Cummings Road

Santa Paula, CA 93060

Attn: Harold S. Edwards

President & CEO

Facsimile: (805)525-8211

With a copy to:

Lawrence E. Stickney, Esq.
Walker, Wright, Tyler & Ward
626 Wilshire Blvd., Suite 900
Los Angeles, CA 90017
Facsimile: (213) 623-5160

If to Calavo:

Calavo Growers, Inc.
1141 A Cummings Road
Santa Paula, CA 93060
Attn: Lecil E. Cole, Chairman & CEO
Facsimile: (805) 921-3245

With a Copy to:

Marc L. Brown, Esq.
Troy & Gould, APC
1801 Century Park East
Suite 1600
Los Angeles, CA 90067
Facsimile: (310) 789-1469
     20.2 Entire Agreement. Except for the obligations of the parties under a Confidentiality Agreement dated March 29, 2005 between Limco and Calavo (the “Confidentiality Agreement”), this Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and no party hereto shall be bound by any covenant, condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby.

     20.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as otherwise expressly set forth in Article 19 or elsewhere in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may have in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other sate of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     20.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

     20.5 No Assignment. Neither party to this Agreement may assign any right hereunder, nor delegate any obligation, without the prior written consent of the other party.

     20.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20.7 Headings. The headings in the Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

     20.8 Benefit to Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Article 19 with respect to indemnification, this Agreement is intended solely for the benefit of Calavo and Limco and their respective permitted successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     20.9 Validity. In the event that any provision of this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

     20.10 Exhibits and Schedules. The Exhibits and Schedules attached hereto are part of this Agreement as if set forth in full herein. Any material or information disclosed or set forth in this Agreement or in any Exhibit or Schedule delivered in connection herewith shall be deemed set forth at each relevant portion of this Agreement without the necessity of repetition thereof if the other portion of this Agreement to which such disclosed material or information applies are reasonably apparent from the disclosed material or information.

     20.11 Further Assurances. If, at any time, either of the parties hereto shall consider or be advised that any further assignments or assurances in law are necessary or desirable to assure itself the benefit of this Agreement according to the terms hereof or the title to any property or rights transferable hereunder, the other party shall execute and make all such reasonable, proper assurances and assignments and do all things reasonably necessary and proper to vest title in such property or right in such party and otherwise carry out the terms of this Agreement.

     20.12 Transaction Expenses.

Subject to the provisions of Articles 18 and 19, whether or not the transactions contemplated herein are consummated and, regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated hereby, including, without limitation, disbursements and expenses of its attorneys, accountant and advisors.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

LIMONEIRA COMPANY

By:	/s/ Harold Edwards

Its:	Chief Executive Officer

By:	/s/ Don Delmatoff

Its:	Chief Financial Officer

CALAVO GROWERS, INC.

By:	/s/ Lecil Cole

Its:	Chief Executive Officer

By:	/s/ Arthur Bruno

Its:	Chief Financial Officer